SharpSpring Establishes $2.5 Million Revolving Credit Facility

GAINESVILLE, FL – March 22, 2016 – SharpSpring, Inc. (NASDAQ: SHSP), a global provider of cloud-based marketing technologies, has signed a loan and security agreement with Bridge Bank, a division of Western Alliance Bank, for a revolving credit facility of $2.5 million with a maturity date of March 21, 2018. The facility will be undrawn initially.

“This new credit facility strengthens our balance sheet and provides us with additional flexibility to meet, under favorable terms, liquidity needs that might arise, until we return to profitability in the next few quarters.” said company CFO, Ed Lawton. “The credit facility extends our ability to continue expanding our marketing automation platform and positions us to benefit from the increasing demand for our solutions.”

“We are impressed with the SharpSpring team and the company’s positioning in the marketing automation space” said Alan Spurgin, Region Director, MidAtlantic/Southeast at Bridge Bank. “We are pleased to commence this partnership by providing debt financing and the full array of banking services to support SharpSpring’s growth plans.”

Additional details of the loan and security agreement are available in the company’s current report filed on Form 8-K with the U.S. Securities and Exchange Commission on March 22, 2016.

About SharpSpring, Inc.

SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, global provider of cloud-based marketing and email software solutions, ranging from marketing automation to scalable transactional email, email marketing, and mobile marketing services. The company’s product lines, which include SharpSpring, SMTP and GraphicMail, are known for their innovation, flexible architecture, ease of use, and cost-effectiveness — all backed by high-quality, multilingual customer support. Learn more at www.sharpspring.com, www.smtp.com, and www.graphicmail.com. (SharpSpring, Inc. was formerly known as SMTP, Inc., and traded under the symbol NASDAQ: SMTP.)

About Bridge Bank

Bridge Bank is a division of Western Alliance Bank, the go-to-bank for business in its growing markets. Bridge Bank was founded in 2001 in Silicon Valley to offer a better way to bank for small-market and middle-market businesses from across many industries, as well as emerging technology companies and the private equity community. Geared to serving both venture-backed and non-venture-backed companies, Bridge Bank offers a broad scope of financial solutions including growth capital, equipment and working capital credit facilities, sustainable energy project finance, venture debt, treasury management, asset-based lending, SBA and commercial real estate loans, ESOP finance and a full line of international products and services. Based in San Jose, Bridge Bank has eight offices in major markets across the country along with Western Alliance Bank’s robust national platform of specialized financial services. Western Alliance Bank is the primary subsidiary of Phoenix-based Western Alliance Bancorporation. With $14 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the fastest-growing bank holding companies in the U.S. and recognized as #10 on the Forbes 2016 “Best Banks in America” list. For more information, visit www.bridgebank.com.

Company Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

ir@smtp.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Najim Mostamand

949-574-3860

SHSP@liolios.com